Exhibit 99.1

OFG Bancorp Reports Sale of PREPA Position

SAN JUAN, Puerto Rico, September 20, 2016 – OFG Bancorp (NYSE:OFG) announced today that its subsidiary Oriental Bank’s outstanding participation in a line of credit to the Puerto Rico Electric Power Authority (PREPA) has been sold, thereby significantly reducing its direct exposure to Puerto Rico government related credits. Gross proceeds from the sale were $124 million, slightly lower than the adjusted book balance, net of reserves.

José Rafael Fernández, President, Chief Executive Officer, and Vice Chairman of the Board commented:

“While we expect an eventual, positive resolution to PREPA’s restructuring efforts, we are capitalizing on this opportunity to exit our $200 million fuel line position in a smooth manner. This loan has been a distraction overshadowing our other business successes far too long. Notwithstanding the sale, we expect the third quarter results to be similar to the prior period.

Our strong capital ratios should improve even more since PREPA carried a risk weight of 150%. Additionally, we are sharply reducing OFG’s direct exposure to PR government credits by 45% to $222 million using June 30, 2016 ledger balances. Almost all of our remaining PR government exposure is to the five largest, financially sound municipalities.

Accordingly, we consider the PREPA sale to be prudent given the continuous uncertainty in our operating environment.”

Forward Looking Statements

The information included in this document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements.

Factors that might cause such a difference include, but are not limited to (i) the rate of growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) a credit default by the government of Puerto Rico; (iv) the fiscal and monetary policies of the federal government and its agencies; (v) changes in federal bank regulatory and supervisory policies, including required levels of capital; (vi) the relative strength or weakness of the consumer and commercial credit sectors and of the real estate market in Puerto Rico; (vii) the performance of the stock and bond markets; (viii) competition in the financial services industry; and (ix) possible legislative, tax or regulatory changes.

For a discussion of such factors and certain risks and uncertainties to which OFG is subject, see OFG’s annual report on Form 10-K for the year ended December 31, 2015, as well as its other filings with the U.S. Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, OFG assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

About OFG Bancorp

Now in its 52nd year in business, OFG Bancorp is a diversified financial holding company that operates under U.S. and Puerto Rico banking laws and regulations. Its three principal subsidiaries, Oriental Bank, Oriental Financial Services and Oriental Insurance, provide a full range of commercial, consumer and mortgage banking services, as well as financial planning, trust, insurance, investment brokerage and investment banking services, primarily in Puerto Rico, through 48 financial centers. Investor information can be found at www.ofgbancorp.com.

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Contacts

Puerto Rico: Alexandra López (allopez@orientalbank.com) at (787) 522-6970

US: Steven Anreder (sanreder@ofgbancorp.com) and Gary Fishman

(gfishman@ofgbancorp.com) at (212) 532-3232

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